UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2006

Commission File Number: 333-72392

FRANCHISE CAPITAL CORPORATION (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation or organization)	98-0353403 (IRS Employer Identification No.)
43180 Business Park Drive, Suite 202 Temecula, CA 92590 (Address of principal executive offices)
(951) 587-9100 (Registrant’s telephone number)

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

From December 1, 2006 through January 29, 2007, the Company issued a total of 186,376 shares to Golden Gate Investors in exchange for cash of $186,376.  The shares were issued with a restrictive legend pursuant to Rule 144 of the Securities Act of 1933, as amended.

The sale of shares to Golden Gate Investors was under a stock purchase agreement between Golden Gate and the Company dated October 31, 2006.  Pursuant to the terms of the purchase agreement, Golden Gate is required to purchase $100,000 of the Company’s restricted common stock at a price of $1.00 per share for every $10,000 in convertible debentures paid down by the Company.  From December 14, 2006 though January 24, 2007, the Company paid down $18,636 of a convertible debenture dated June 25, 2004 through the issuance of 83,121,521 shares of restricted common stock.

The 83,121,521 shares issued in satisfaction of the debenture were issued from an escrow set up as part of a settlement agreement between the Company and Golden Gate relating to the June 25, 2004 debenture, and were issued with a restrictive legend pursuant to Rule 144.  Under the terms of the escrow, Golden Gate is able to draw down shares in satisfaction of the debenture provided that Golden Gate does not own or control more than 4.9% of the total issued and outstanding common shares of the Company.  The debenture is redeemed at a price per share equal to an average of the five lowest closing bid prices over the 45 days preceding the redemption request.  The shares remaining in escrow are voted by the Company’s Board of Directors.  Once the entire debenture has been redeemed, any shares remaining in the escrow will be returned to the Company’s treasury and cancelled.   As of January 29, 2007, a total of 765,270,212 shares remained in escrow and the unredeemed balance on the debenture was $203,291.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Exhibits.

Exhibit No.	Description	Location
10.1	Addendum to Convertible Debenture and Stock Sale Agreement	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned here unto duly authorized.

Date:  January 29, 2007

Franchise Capital Corporation By: /s/ Steven R. Peacock Steven R. Peacock, Interim Chief Executive Officer